Exhibit E
Information Regarding Principals and Officers of the Depositor

Elkhorn Securities, LLC is managed by Benjamin T. Fulton and Philip L. Ziesemer, who in the aggregate own, 95.1% of the voting securities of Elkhorn Capital Group, LLC, the Depositor’s parent company.  Brief summaries of the business experience of Mr. Fulton and Mr. Ziesemer follow:

Benjamin T. Fulton - Mr.  Fulton has held his Series 24 license for 23 years and during that time has been directly and indirectly involved with the oversight of distribution, product development and marketing groups for investment company products, including unit investment trusts. Mr. Fulton has served as a Manager, the CEO and the Chief Compliance Officer of Elkhorn Securities, the CEO of Elkhorn Investments, LLC, the Depositor’s affiliated registered investment adviser, and a Managing Member and the CEO of Elkhorn Capital Group since the company’s formation in February 2013.  Mr. Fulton’s prior experience at both Powershares/Invesco and Claymore Securities has afforded him a wide experience that is directly translatable into the position of CEO for Elkhorn Securities.  As a senior executive at Powershares, Mr. Fulton had direct supervisory duties over registered representatives with respect to the creation, distribution and marketing of investment company products and in his capacity as CEO of Claymore, all legal, compliance, product development and trading groups reported to Mr. Fulton.  The product range included closed-end funds, mutual funds, unit investment trusts, structured investments and hedge funds.  Mr. Fulton is currently a director of Dorsey Wright & Associates, LLC, an SEC registered investment adviser.

Philip L. Ziesemer - Mr. Ziesemer serves as a Manager and Chief Financial Officer of Elkhorn Securities and is approved by FINRA as a Financial and Operations Principal.  Mr. Ziesemer has served as a Managing Member and Chief Operating Officer of Elkhorn Capital Group and Chief Operating Officer of Elkhorn Investments, LLC, the Depositor’s affiliated registered investment adviser, since February 2013.  Prior to joining Elkhorn Securities, commencing in 2009, Mr. Ziesemer served as Chief Financial Officer within a newly hired executive management team responsible for the development and implementation of a Chapter 11 reorganization plan for Renegade Holdings, Inc., a manufacturing company based in Mocksville, North Carolina.  Mr. Ziesemer’s focus at Renegade Holdings was on investor communications, financial reporting and cash flow forecasting and analysis.